As filed with the U.S. Securities and Exchange Commission on July 25, 2018

Registration No. 333-226101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SELECT INTERIOR CONCEPTS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1520	47-4640296
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4900 East Hunter Avenue

Anaheim, California 92807

(714) 701-4200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Tyrone Johnson

Chief Executive Officer

Select Interior Concepts, Inc.

4900 East Hunter Avenue

Anaheim, California 92807

(714) 701-4200

(Address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mark J. Kelson, Esq. William Wong, Esq. Greenberg Traurig, LLP 1840 Century Park East, Suite 1900 Los Angeles, California 90067 Tel: (310) 586-7700 Fax: (310) 586-7800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Class A Common Stock, par value $0.01 per share	25,614,626	$13.75	$352,201,108	$43,850

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement includes any additional shares of common stock that may become issuable from time to time as a result of any stock split, stock dividend, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The Registrant’s Class A Common Stock is currently not listed on any securities exchange or over-the counter market. Shares of the Registrant’s Class A Common Stock sold and issued in a private offering and private placement that closed in November 2017 are eligible for trading on the FBR Plus™ System. To the Registrant’s knowledge, the last sale price per share of Class A Common Stock that was reported on the FBR Plus™ System on April 6, 2018 was $13.75.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-226101) is being filed solely for the purposes of amending the disclosures in Items 15 and 16 of Part II of the Registration Statement, and filing Exhibits 3.2, 5.1 and 23.3, which Exhibits shall replace Exhibits 3.2, 5.1, and 23.3, respectively, filed as part of the initial filing of the Registration Statement (as previously filed with the U.S. Securities Exchange Commission on July 9, 2018).

No changes or additions are being made hereby to the preliminary prospectus constituting Part I of the Registration Statement or to Items 13, 14, or 17 of Part II of the Registration Statement. Accordingly, the preliminary prospectus constituting Part I of the Registration Statement and Items 13, 14, and 17 of Part II of the Registration Statement have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Recent	Sales of Unregistered Securities.

We were incorporated as a Delaware corporation in June 2015, and in November 2017 we were restructured pursuant to certain corporate transactions (which we refer to as the “Restructuring Transactions”). Immediately prior to the Restructuring Transactions, Trive Capital Fund I (Offshore) LP, a stockholder holding greater than 10% of our common stock as of the date of this Registration Statement, held all of our issued and outstanding common stock. Upon the filing and effectiveness pursuant to the DGCL of our Amended and Restated Certificate of Incorporation, each share of our common stock issued and outstanding immediately prior to the effectiveness of our Amended and Restated Certificate of Incorporation was automatically converted into 4,190.302 shares of our Class B common stock (which resulted in an aggregate of 4,190,302 shares of Class B common stock). In addition, as part of the of Restructuring Transactions, certain former equityholders of Residential Design Services, LLC (f/.k/a TCFI LARK LLC) (which we were refer to as “RDS”) and Architectural Surfaces Group, LLC (f/k/a TCFI G&M LLC) (which we refer to as “ASG”) contributed a portion of the outstanding equity interests in each of RDS and ASG to us, and in exchange therefor, we issued an aggregate of 5,053,810 shares of our Class B common stock to such equityholders of RDS and ASG. We believe that the issuances of shares of our Class B common stock as part of the Restructuring Transactions were exempt from the registration requirements of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), in reliance upon Section 4(2) of the Securities Act.

On November 22, 2017, we completed a private offering and private placement pursuant to which we issued 18,750,000 shares of our Class A common stock, and on December 20, 2017, we issued an additional 3,000,000 shares of our Class A Common Stock pursuant to the exercise of the option granted by us to B. Riley FBR, Inc., as the initial purchaser and placement agent thereunder, in each case at an offering price of $12.00 per share (which we refer to as the “November 2017 private offering and private placement”). Some of the shares of our Class A common stock offered and sold by us in the November 2017 private offering and private placement were reoffered and resold by B. Riley FBR, Inc., as the initial purchaser, to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance upon Rule 144A under the Securities Act, or to certain persons outside the United States in offshore transactions in reliance upon Regulation S under the Securities Act. The remainder of the shares of our Class A common stock offered and sold by us in the November 2017 private offering and private placement were offered and sold pursuant to a private placement, subject to various conditions, directly to “accredited investors,” as defined in Rule 501 under the Securities Act, with B. Riley FBR, Inc. acting as placement agent, pursuant to Rule 506 of Regulation D under the Securities Act. We received net proceeds from the November 2017 private offering and private placement of approximately $240.5 million. The aggregate initial purchaser’s/placement agent’s discount and placement fee was $18,270,000. We believe that the issuances of shares of our Class A common stock in the November 2017 private offering and private placement were exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act, or Regulation D, Rule 144A or Regulation S under the Securities Act, based upon the representations to us or B. Riley FBR, Inc. by each investor or investor transferee that such investor or investor transferee was at the time of such issuance an “accredited investor” as defined in Rule 501(a) under the Securities Act, a “qualified institutional investor” as defined in Rule 144A under the Securities Act, or a non-US person within the meaning of, and otherwise was in compliance with the requirements for reliance on, Regulation S under the Securities Act, as the case may be.

From November 22, 2017 through July 24, 2018, we issued to certain of our directors, officers, employees, and other service providers an aggregate of 1,301,441 shares of restricted stock under the Select Interior Concepts, Inc. 2017 Incentive Compensation Plan. The issuances of the above referenced securities were exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 under the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were certain of our directors, officers, employees, and other bona fide service providers, and they received such securities under the 2017 Incentive Compensation Plan.

Item 16. Exhibits.

(a)    The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit Number	Description

3.1*	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Amended and Restated Bylaws of the Registrant.

5.1	Opinion of Greenberg Traurig, LLP.

10.1*†	2017 Incentive Compensation Plan.

10.2*†	Form of Restricted Stock Agreement for use with the 2017 Incentive Compensation Plan.

10.3*†	Form of Phantom Stock Agreement for use with the 2017 Incentive Compensation Plan.

10.4*†	Employment Agreement, dated as of November 22, 2017, as amended by the Amendment to Employment Agreement, dated as of May 1, 2018, each by and between the Registrant and Tyrone Johnson.

10.5*†	Employment Agreement, dated as of November 22, 2017, by and between the Registrant and Kendall R. Hoyd.

10.6*†	Employment Agreement, dated as of November 22, 2017, by and between the Registrant and Sunil Palakodati.

10.7*	Form of Indemnification Agreement between the Registrant and each of its directors and officers.

10.8*	Registration Rights Agreement, dated as of November 22, 2017, among the Registrant, Trive Capital Fund I LP, Trive Capital Fund I (Offshore) LP, Trive Affiliated Coinvestors I LP, Tyrone Johnson, Kendall Hoyd, Sunil Palakodati, Tim Reed, and B. Riley FBR, Inc.

10.9*	Loan and Security Agreement, dated as of September 3, 2014, between L.A.R.K. Industries, Inc. and Bank of America, N.A.

10.10*	First Amendment to Loan and Security Agreement and Limited Consent, dated as of February 13, 2017, between Bank of America, N.A. and L.A.R.K. Industries, Inc.

10.11*	Loan and Security Agreement, dated as of June 23, 2015, among Architectural Granite & Marble, LLC (f/k/a G&M OpCo LLC), AG Holdco (SPV) LLC, and Bank of America, N.A.

10.12*	First Amendment and Consent to Loan and Security Agreement, dated as of January 4, 2016, by and among Architectural Granite & Marble, LLC (f/k/a G&M OpCo LLC), AG Holdco (SPV) LLC, and Bank of America, N.A.

10.13*	Second Amendment to Loan and Security Agreement and Joinder, dated as of February 28, 2017, by and among Architectural Granite & Marble, LLC (f/k/a G&M OpCo LLC), Pental Granite and Marble, LLC, TCFI G&M LLC, AG Holdco (SPV) LLC, and Bank of America, N.A.

10.14*	Financing Agreement, dated as of February 28, 2017, among Architectural Granite & Marble, LLC and Pental Granite and Marble, LLC, as borrowers, the financial institutions party thereto as lenders, and Cerberus Business Finance, LLC, as agent for the lenders.

Exhibit Number	Description

10.15*	First Amendment to Financing Agreement, dated as of November 22, 2017, among Architectural Granite & Marble, LLC and Pental Granite and Marble, LLC, as borrowers, the financial institutions party thereto as lenders, and Cerberus Business Finance, LLC, as agent for the lenders.

10.16*	Lease, dated September 4, 2015, by and between Scholten Family Trust, dated April 14, 1992, as lessor, and L.A.R.K. Industries, Inc., as lessee.

10.17*	Sharpen Business Analytics Consulting Agreement, dated as of March 1, 2015, by and between Residential Design Services and Sharpen Business Analytics.

10.18*	Contribution and Exchange Agreement, dated as of November 21, 2017, by and among the former equityholders of TCFI LARK LLC and TCFI G&M LLC party thereto, Select Interior Concepts, Inc., TCFI LARK LLC, and TCFI G&M LLC.

10.19*	Membership Interest Purchase Agreement, dated as of November 22, 2017, by and among the former equityholders of TCFI LARK LLC and TCFI G&M LLC party thereto, SIC Intermediate, Inc., TCFI LARK LLC, and TCFI G&M LLC.

10.20*	Contribution Agreement, dated as of November 22, 2017, by and between the Registrant and SIC Intermediate, Inc.

10.21*	Repurchase Agreement, dated as of December 20, 2017, by and among the Registrant and certain holders of Class B Common Stock of the Registrant.

10.22*	Board Designee Agreement, dated December 15, 2017, by and between the Registrant and Gateway Securities Holdings, LLC.

14.1*	Code of Business Conduct and Ethics.

16.1*	Letter from Macias Gini & O’Connell.

21.1*	List of subsidiaries of the Registrant.

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2*	Consent of Moss Adams LLP, independent auditors.

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).

*	Previously filed as part of the initial filing of this Registration Statement (previously filed with the SEC on July 9, 2018).
†	Management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules:

Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on July 25, 2018.

SELECT INTERIOR CONCEPTS, INC.

By:	/s/ Tyrone Johnson
Tyrone Johnson Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tyrone Johnson Tyrone Johnson	Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2018

/s/ Kendall R. Hoyd Kendall R. Hoyd	Chief Financial Officer (Principal Financial Officer)	July 25, 2018

* Christopher Zugaro	Chairman of the Board of Directors	July 25, 2018

* Donald F. McAleenan	Director	July 25, 2018

* Robert Scott Vansant	Director	July 25, 2018

* Brett G. Wyard	Director	July 25, 2018

* By:	/s/ Tyrone Johnson
Tyrone Johnson, Attorney-In-Fact